Company Contact:	Media Contact:
Judi Lum Chief Financial Officer (650) 475-3105	Schwartz Communications, Inc. (781) 684-0770 or (415) 512-0770 stemcells@schwartz-pr.com

STEMCELLS, INC. RECEIVES MANUFACTURING LICENSE FOR CELL PROCESSING FACILITY IN CALIFORNIA

PALO ALTO, Calif., (August 31, 2005) – StemCells, Inc. (NASDAQ: STEM) today announced that it has received a manufacturing license for its cell processing facility from the State of California Department of Health Services, Food and Drug Branch. This enables the Company to use its proprietary neural cell therapy product, HuCNS-SC, which is made at its licensed facility, in clinical trials.

“Acquiring this license is another milestone in our progress toward beginning our first human clinical trial,” said Martin McGlynn, President and CEO of StemCells. “In addition, the California location of the facility improves our position as a potential recipient of Proposition 71 funds. As we previously announced, the Company filed an Investigational New Drug application (IND) with the U.S. Food and Drug Administration (FDA) to begin a clinical trial of our human neural stem cells for the treatment of Batten disease, a rare and fatal neurodegenerative genetic condition affecting infants and children. The trial is on clinical hold pending a complete response acceptable to the FDA. As previously announced, we remain on track to submit our complete response letter, in the form of an IND amendment, to the FDA this quarter.”

About StemCells, Inc.

StemCells, Inc. is a development stage biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver and pancreas. The Company’s stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. StemCells is the first company to directly identify and isolate human neural stem cells from normal brain tissue. These stem cells are expandable into cell banks for therapeutic use, which demonstrates the feasibility of using normal, non-genetically modified cells as cell-based therapies. StemCells is the only publicly traded company solely focused on stem cell research and development and has more than 40 U.S. and 100 non-U.S. patents, as well as 100 patent applications pending worldwide. Further information about the Company is available on its web site at: www.stemcellsinc.com.

About Proposition 71

In November 2004, California State Proposition 71 (Prop. 71), the California Stem Cell Research and Cures Initiative, was adopted by the electorate. It is intended to encourage stem cell research in the State of California, and to finance such research with State funds of approximately $295 million annually for 10 years beginning with 2005. The California Institute for Regenerative Medicine, created under the Initiative, will provide grants, primarily but not exclusively to academic institutions, to advance both embryonic stem cell research and adult stem cell research; the latter is the current and exclusive focus at StemCells, Inc. StemCells, Inc. is eligible to receive Prop. 71 generated funds and intends to apply for such funding at some future date.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the Company’s beliefs regarding the progress made in its discussions with the FDA, attitudes expressed by the FDA and expectations regarding FDA actions and the Company’s response to these actions, the Company’s ability to resolve questions raised by the FDA and to initiate clinical trials, the timing of such trials, and other future operations of the Company. The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainty as to whether the FDA will remove the clinical hold on the Company’s proposed initial clinical trial and permit the Company to proceed to clinical testing despite the novel and unproven nature of the Company’s technology; uncertainties regarding the Company’s ability to satisfy the FDA’s concerns, if at all, or without conducting extensive and time consuming additional preclinical studies; uncertainty whether the FDA may at some point raise other concerns not included in its written notification to the Company of the clinical hold on the proposed trial; the risk that, even if approved, the Company’s initial clinical trial could be substantially delayed beyond its expected dates; uncertainties regarding the Company’s ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the uncertainty regarding the outcome of the Phase I clinical trial and any other trials the Company may conduct in the future; the uncertainty regarding the validity and enforceability of issued patents; the uncertainty whether any products that may be generated in the Company’s stem cell programs will prove clinically effective and not cause tumors or other side effects; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company’s obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in the Company’s Annual Report on Form 10-K under the heading “Cautionary Factors Relevant to Forward-Looking Statements.”

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